Notice To Holders
Of Stock Options

under the

Hman Group Holdings Inc.
2014 Equity Incentive Plan

July 15, 2021

As you know, HMAN Group Holdings Inc. (“HMAN”) entered into an agreement to consummate a business combination with Landcadia Holdings III, Inc. (“Landcadia”) (the “Merger”), which occurred on July 14, 2021 (the “Closing Date”). Following the Merger and in connection with the business combination, Landcadia became the direct parent company of HMAN and was renamed Hillman Solutions Corp. (“New Hillman”). Shares of Class A common stock of New Hillman (“New Hillman Shares”) are publicly traded on The Nasdaq Capital Market.

You are receiving this notice because you held outstanding options to purchase common stock of HMAN (“HMAN Shares”) pursuant to a Nonqualified Stock Option Award Agreement(s) between you and HMAN (your “Award Agreement(s)”). This notice is to advise you that immediately prior to the Closing Date, the HMAN Group Holdings Inc. 2014 Equity Incentive Plan (as amended from time to time, the “Plan”) and your outstanding options (your “Old Options”) were assumed by New Hillman and your Old Options were automatically modified into options (your “New Hillman Options”) to purchase New Hillman Shares, as follows, with no action required on your part.

•The number of New Hillman Shares underlying your New Hillman Options is equal to (i) the number of HMAN Shares outstanding under your Old Options on the Closing Date multiplied by (ii) the Exchange Ratio (defined below), rounded down to the nearest whole share.

•The exercise price of your New Hillman Options is equal to (i) the exercise price per share of your Old Options divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent.
•The Exchange Ratio is equal to 164.825:1, and was obtained by dividing the per share price of HMAN Shares ($1,648.25) by the per share price of New Hillman Shares in the Merger ($10.00).

Using the Exchange Ratio to convert your Old Options was done to ensure that the spread value (i.e., the difference between the aggregate share value and the aggregate exercise price) of your Old Options as of immediately prior to the Merger would equal the spread value as of immediately following their assumption by New Hillman and conversion into New Hillman Options.

You will be able to see the number of New Hillman Shares underlying your New Hillman Options by accessing your [Redacted] account. Instructions for accessing your [Redacted] account will be sent to you by [Redacted].
Please note the following with respect to the terms of your New Hillman Options:
•Any references to HMAN or to “the Company” in the Plan or your Award Agreement (or below) will instead refer to New Hillman. Any references to HMAN Shares or to “the common stock” of HMAN will instead refer to New Hillman Shares.

•Your Time Option(s) (as such term is used in your Award Agreement(s)) will continue to vest in accordance with the terms set forth in your Award Agreement(s). As a reminder, your Time Option(s) vest 25% on each of the first, second, third and fourth anniversaries of the date of grant, subject to your continued employment with, or service to, the Company or its subsidiaries through the applicable anniversary date.

•If you hold any Performance Options (as such term is used in your Award Agreement(s)) that were granted to you prior to 2021, such Performance Options were converted to Performance Options that will vest 100% upon New Hillman’s achievement of a 20-day VWAP at $12.50 per share, measured not earlier than six (6) months following the Closing Date, subject to your continued employment with, or service to, New Hillman or its subsidiaries through the applicable vesting date. If you hold a Performance Option that was granted on January 22, 2021, such Performance Option will continue to be eligible to vest in accordance with the terms set forth in your Award Agreement. As a reminder, your Performance Option will vest 50% on January 1, 2022 if the Company achieves or exceeds an EBITDA target of $240 million
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for fiscal year 2021, and 50% on January 1, 2023 if the Company achieves or exceeds an EBITDA target of $260 million for fiscal year 2022.

•Following its assumption by New Hillman on the Closing Date, the Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of New Hillman in accordance with the administrative provisions of the New Hillman 2021 Equity Incentive Plan, including those related to the authority of the Committee to administer awards, to determine the impact of certain events relating to New Hillman or to New Hillman Shares on awards, and to specify how payment of the exercise price, tax withholding and other obligations with respect to awards will be satisfied.

•Notwithstanding anything to the contrary in your Award Agreement, you may not exercise your New Hillman Options prior to the date that New Hillman files a Form S-8 to register the New Hillman Shares issuable under the Plan. New Hillman expects to be able to complete this filing approximately sixty (60) days following the Closing Date.

Except as described above, your New Hillman Options are subject to the same general terms and conditions as were applicable to your Old Options immediately prior to the Closing Date. If there is a conflict between the terms described in this notice and the Plan or the applicable Award Agreement, except as expressly described above, the terms of the Plan or the Award Agreement will control.

    If you have questions, please feel free to send them to [Redacted].

    Please sign below to acknowledge your receipt of and agreement with the terms of this notice, and return to [Redacted] at [Redacted]by July 30, 2021.

Date: _________________	Sign Name: Print Name:

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